COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:

                 LEHMAN         DREYFUS
                BROTHERS       NEW JERSEY
   PERIOD        10-YEAR      INTERMEDIATE
                MUNICIPAL      MUNICIPAL
              BOND INDEX *     BOND FUND

  6/26/92            10,000          10,000
  3/31/93            10,898          10,894
  3/31/94            11,205          11,277
  3/31/95            12,048          11,891
  3/31/96            13,116          12,734
  3/31/97            13,800          13,224
  3/31/98            15,233          14,305


* Source: Lehman Brothers